EXHIBIT 99.1

CENTURY CASINOS, INC. AND SUBSIDIARIES

PRO FORMA FINANCIAL INFORMATION
(Unaudited)

    On December 19, 2008, Century Casinos, Inc.’s (the “Company”) subsidiary, Century Resorts Limited (“CRL”), entered into an agreement to sell all of the outstanding shares of Century Casinos Africa (Pty) Limited (“CCA”), for a gross selling price of ZAR 460 million (approximately $57 million), as amended on June 15, 2009 (the “Agreement”). CCA owned and operated The Caledon Hotel, Spa & Casino near Cape Town, South Africa (the “Caledon”), as well as 60% of, and provided technical casino services to, Century Casino Newcastle located in Newcastle, South Africa.

    On June 30, 2009, CRL completed the sale of CCA to Tsogo Sun Gaming pursuant to the terms of the Agreement for net proceeds of approximately ZAR 352 million (approximately $44 million), excluding amounts held in retention. At closing, CRL received a net cash amount of approximately ZAR 254 million (approximately $32 million). Once the approval of the Kwa-Zulu Natal Gambling Board has been obtained, an additional net cash amount of approximately ZAR 98 million ($12 million) will become payable to CRL.  An additional ZAR 17 million ($2 million) held in retention may be payable to CRL within sixty days of closing if the net asset value (“NAV”) at June 30, 2009 is greater than the NAV at December 31, 2008. If the NAV at December 31, 2008 exceeds the NAV at June 30, 2009 by more than the $2 million held in retention, CRL will reimburse Tsogo Sun Gaming an amount equal to the excess.

    The unaudited pro forma condensed consolidated balance sheet information as of March 31, 2009, set forth below, has been presented after giving effect to the sale of CCA as if it had occurred on March 31, 2009. The Company has not presented the unaudited pro forma condensed consolidated statement of operations information because CCA was reported as a discontinued operation in the Company’s fiscal 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2009 and the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2009.

    The unaudited pro forma condensed consolidated balance sheet information presented herein has been provided for information purposes and should not be considered indicative of the financial condition that would have been achieved had the sale of CCA occurred as of the period presented. In addition, the unaudited pro forma information presented herein does not purport to indicate balance sheet data as of any future date or for any future period. The unaudited pro forma balance sheet information presented herein, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included its fiscal 2008 Annual Report on Form 10-K filed with the SEC on March 16, 2009 and the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2009.

CENTURY CASINOS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data)
(Unaudited)

	March 31, 2009

	Historical (a)	Pro forma adjustments (b)		Pro forma
ASSETS
Current Assets:
Cash and cash equivalents	$7,417	$23,547	(c)	$30,964
Receivables, net	1,229	12,177	(d)	13,406
Prepaid expenses	482	-		482
Inventories	217	-		217
Other current assets	592	(66)	(e)	526
Deferred income taxes – foreign	295	-		295
Assets held for sale	33,249	(33,249)		-
Total current assets	43,481	2,409		45,890

Property and Equipment, net	86,457	-		86,457
Goodwill	3,901	-		3,901
Equity Investment	8,893	-		8,893
Other Assets	1,102	-		1,102
Total Assets	$143,834	$2,409		$146,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6,774	$(2,975)	(e)	$3,799
Accounts payable and accrued liabilities	5,226	(70)	(e)	5,156
Accrued payroll	1,539	-		1,539
Taxes payable	1,666	-		1,666
Liabilities related to assets held for sale	9,740	(8,341)		1,399	(f)
Total current liabilities	24,945	(11,386)		13,559

Long-Term Debt, less current portion	26,949	-		26,949
Deferred Income Taxes – Foreign	631	-		631
Other Long-Term Accrued Liabilities	303	-		303
Total Liabilities	52,828	(11,386)		41,442

Commitments and Contingencies

Shareholders’ Equity:
Minority Interest	4,740	(3,829)	(g)	911
Preferred stock; $.01 par value; 20,000,000 shares authorized; no shares issued or outstanding	-	-		-
Common stock; $.01 par value; 50,000,000 shares authorized; 23,895,443 shares issued; 23,884,067 shares outstanding	239	-		239
Additional paid-in capital	73,709	-		73,709
Accumulated other comprehensive losses	(7,348)	6,106	(h)	(1,242)
Retained earnings	19,692	11,518		31,210
	91,032	13,795		104,827
Treasury stock – 11,376 shares at cost	(26)	-		(26)
Total shareholders’ equity	91,006	13,795		104,801
Total Liabilities and Shareholders' Equity	$143,834	$2,409		$146,243

(a) As reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2009.
(b) Based on an assumed exchange rate of 9.5325 on March 31, 2009.
(c) The net increase in cash and cash equivalents consists of the the estimated net cash proceeds received at closing of $26.5 million, less $3.0 million for the repayment of third party debt (see E).
(d) Once the approval of the Kwa-Zulu Natal Gambling Board has been obtained, an additional net cash amount of approximately ZAR 98 million ($10.4 million as of March 31, 2009) will become payable to CRL. An additional ZAR 17 million (approximately $1.8 million as of March 31, 2009) held in retention may be payable to CRL within sixty days of closing if the net asset value (“NAV”) at June 30, 2009 is greater than the NAV at December 31, 2008. If the NAV at December 31, 2008 exceeds the NAV at  June 30, 2009 by more than the amount held in retention, CRL will reimburse the purchaser an amount equal to the excess.
(e) The Company has agreed to repay the entire principal balance outstanding and accrued interest under the Amended Womacks Agreement with the proceeds from the sale of CCA.
(f) Represents the deferred gain resulting from the Company's disposition of the Century Casino Newcastle that will be recognized when regulatory approval from the Kwa-Zulu Natal Gambling Board has been received.
(g) Represents the removal of the former minority partner's interest in Century Casino Newcastle.
(h) Represents the realization of previously unrecognized foreign currency gains/losses related to the operations of Century Casinos Africa and its subsidiaries.